Exhibit 21.1

DOMESTIC SUBSIDIARIES

American Shale Oil Corporation (DE)
American Shale Oil, LLC (DE), Assumed Name in TX: AMSO, LLC
AMSO Holdings I, Inc. (DE)
AMSO Holdings, LLC (DE)
Genie Energy International Corporation (DE) Genie Oil and Gas, Inc. (DE)
IDT Energy, Inc. (DE) North American Energy, Inc. (DE) Virtual Power Hedging, LLC (DE)

FOREIGN SUBSIDIARIES

Name	Country of Formation
Genie Dutch Holdings B.V.	Netherlands
Genie Energie B.V.	Netherlands
Genie Energy International (Genie Energy International is a registered trade name)	Netherlands
Israel Energy Initiatives Ltd.	Israel
T.C.T. Thermal Cleaning Technologies Ltd.	Israel